Exhibit 17.1 Subsidiary Guarantors and Issuers of Guaranteed Securities Each of the following securities issued by Unilever Capital Corporation (UCC), a wholly owned subsidiary of Unilever PLC (PLC), is unconditionally and fully guaranteed, jointly and severally, by PLC and Unilever United States, Inc. (UNUS), a wholly owned subsidiary of PLC: $850M 2.2% Notes due 2022; $500M 0.375% Notes due 2023; $550M 3.125% Notes due 2023; $500M 0.626% Notes due 2024; $500M 3.25% Notes due 2024; $1000M 2.6% Notes due 2024; $500M 3.1% Notes due 2025; $350M 3.375% Notes due 2025; $700M 2.0% Notes due 2026; $1000M 2.9% Notes due 2027; $1300M 3.5% Notes due 2028; $850M 2.125% Notes due 2029; $500M 1.375% Notes due 2030; $850M 1.750% Notes due 2031; $1000M 5.9% Notes due 2032; $650M 2.625% Notes due 2051.